ISC8 Appoints John Vong as New Chief Financial Officer

Mr. Vong Joins ISC8 During Strategic Growth Phase in Cybersecurity

COSTA MESA, CALIFORNIA – March 28, 2013,  – ISC8Inc. (OTCBB:ISCI.OB, “ISC8” or the “Company”), a provider of intelligent cybersecurity solutions, today announced that its Board of Directors has appointed M r. John Vong  as the Company's Chief Financial Officer, effective April 3, 2013. Mr. Vong most recently served as the corporate controller for Spectrum Group International, Inc., a publicly traded company, from 2010 to 2013. Prior to that, he was Vice President of Finance for Clean Energy Fuels Corp. and the corporate controller for Fuel Systems Solutions, Inc., both publicly traded companies. M r. Vong has a B.S. in Business Administration from the University of California, Riverside, and an M.B.A. from the University of California, Irvine, and is a California Certified Public Accountant.

“We are excited to have John join ISC8 at this time of significant planned growth in our cybersecurity business,” said Bill Joll, President and CEO of ISC8 Inc.  “He brings a breadth of experience in both public companies and software revenue models that will be crucial as we move forward to strategically capitalize on opportunities in the rapidly growing market for cybersecurity.”

As part of a planned transition, M r. Vong will succeed Edward J. Scollins, the Company's Interim Chief Financial Officer, whose resignation was effective M arch 22, 2013.

About ISC8

ISC8 is actively engaged in the development and sale of intelligent cybersecurity solutions for commercial and government environments worldwide. ISC8’s Cyber products are aimed at detecting next-generation malware and Advanced Persistent Threats (APTs). ISC8 provides hardware, software and service offerings for Malware Threat Detection. ISC8 is a global company includes resources in Europe, Middle East, and Asia Pacific. For more information about ISC8 visit www.isc8.com.

ISC8 Statement Under the Private Securities Litigation Reform Act

This release may contain information about future expectations, plans and prospects of ISC8's management that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, competitive forces, general economic, market or business conditions, the effects of any attempts to intentionally disrupt our services or network by hackers or others, changes in ISC8's technologies such that they are no longer inter-operable, failure of customers to adopt, or delays in their adoption of, ISC8 products or services discussed above, and other factors, most of which are beyond ISC8's control, as well as those discussed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, please contact:

ISC8 Press/Media Relations

Investor Relations

Media Relations

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Calysto Communications

Suzanne Yaeger

Todd Kehrli or

Lizbeth Dison

214.234.9338 x8116

Jim Byers

404.266.2060, 519

press@isc8.com

323.468.2300

ldison@calysto.com

www.isc8.com

ISCI@mkr-group.com